Exhibit 3.2

ARTICLES OF AMENDMENT

TO

SECOND RESTATED ARTICLES OF INCORPORATION

OF

STEEL TECHNOLOGIES INC.

Pursuant to the provisions of KRS 271B.10-030, the following Articles of Amendment to the Second Restated Articles of Incorporation of Steel Technologies Inc., a Kentucky corporation ("Corporation"), are hereby adopted:

1.         The name of the Corporation is Steel Technologies Inc.

2.         Article V of the Corporation's Second Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

"ARTICLE V

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors.  The number of directors shall be fixed from time to time by resolution of the shareholders of the Corporation."

3.         The amendment was adopted by the Corporation's Board of Directors by unanimous written consent effective as of June 1, 2007 and submitted for approval by the Corporation's sole shareholder, who approved the amendment by written consent effective as of June 1, 2007.

4.         The Corporation has outstanding 100,000 shares of Common Stock, $0.01 par value per share, each of which was entitled to one vote with respect to the amendment.  All 100,000 votes were cast for the amendment, which number was sufficient for approval of the amendment by each voting group.

5.         The effective time and date of the amendment shall be 4:45 p.m. on June 1, 2007.

WITNESS the signature of the undersigned, as of the date written below.

Dated: June 1, 2007

[Signature Page Follows]

STEEL TECHNOLOGIES INC.

By: /s/ John M. Baumann
Printed Name:  John M. Baumann
Title:     Secretary

The foregoing instrument was

prepared by:

/s/ Mike Franke

Mike Franke

STITES & HARBISON, PLLC

400 West Market, Suite 1800

Louisville, Kentucky  40202

502-681-0387